AllianceBernstein
Moderator: Philip Talamo
October 24, 2007
5:00 p.m. EST

OPERATOR:  Thank you for standing by.  And welcome to the Alliance Bernstein third quarter 2007 earnings review.  At this time, all participants are in a listen-only mode.  After the formal remarks, there will be a question-and-answer session and I will give you instructions on how to ask questions at that time.  As a reminder, this conference is being recorded and will be replayed for one week.

I would now like to turn the conference over to the host for this call, the Director of Investor Relations for AllianceBernstein, Mr. Philip Talamo, please go ahead.

PHILIP TALAMO:  Thank you, Henry.  Good afternoon everyone.  Welcome to our third quarter 2007 earnings review.  As a reminder, this conference call is being Webcast, and is supported by a slide presentation that can be found in the investor relations section of our Web site at www.alliancebernstein.com/investorrelations.

Presenting our results is our President and Chief Operating Officer, Jerry Lieberman. Lew Sanders, our Chairman and Chief Executive Officer and Bob Joseph, our CFO will also be available to answer questions at the end of our formal remarks.

I would like to take this opportunity to note that some of the information we present today is forward-looking in nature, as such, is subject to certain SEC rules and regulations regarding disclosure.  Our disclosure regarding forward-looking statements can be found on page two of our presentation, as well as in the risk factor section of our 2006 10-K.

In light of the SEC’s Regulation FD, management is limited to responding to inquiries from investors and analysts in a non-public forum.  Therefore, we encourage you to ask all questions of a material nature on this call.  At this time, I would like to turn the call over to Jerry Lieberman.

JERRY LIEBERMAN:  Thank you, Phil, and good morning to everyone on the call.  Let’s begin with a brief recap of capital market performance for the third quarter of 2007.

Display three shows that despite significant market turbulence throughout most of the quarter, a strong September enabled the S&P 500 and Russell 1000 Growth indices to post solid or better returns.  Also, as you can see, the Russell 1000 Growth index outperformed both the S&P 500 and the Russell 1000 Value index for the second consecutive quarter, with the Russell 1000 Value index posting a negative return for the first time since the first quarter of 2003.  In fact, 12 month trailing returns for the Russell 1000 Growth were better than its Value counterpart for the first time in four years.  Finally, despite the crisis that roiled much of the Fixed Income markets during July and August, the Lehman Aggregate index reflected a strong return of 2.8% for the quarter.

Turing to non-U.S. capital markets on display four, you can see that all three equity indices also posted weaker returns in the third quarter than in the second quarter.  And while MSCI World and MSCI EAFE indices once again performed roughly in line with the S&P 500, the MSCI Emerging Markets index far outpaced all other indices shown on these two slides, posting a 14.4% return.

Highlights of our relative investment returns are summarized on display five.  As I have mentioned before, relative performance of our Growth services has typically been very strong during periods where Growth equities outperform Value equities and this quarter was certainly no exception.  More specifically, all but one of the Growth services that we track in the appendix exceeded their benchmarks in the third quarter, and in many cases, relative outperformance was quite significant, ranging from 200 to 7401 basis points.  We see potential for continued success in these services.

1 This figure has been corrected.

On the other hand, our Value equity services underperformed relative to benchmarks and our Fixed Income services posted slightly negative relative returns.  Overall, returns of our Hedge Fund services were disappointing, especially in our diversified services, where absolute returns were negative.  Our Blend Strategies services performance was respectable, with strength in International and U.S. services but weaknesses in Emerging Markets.  Additional detail on the relative performance of many of our services can be found in the appendix on slides 27 to 36.

I’ll begin my discussion of changes to our assets under management with display six.  Driven almost entirely by market appreciation, total AUM grew by 3% sequentially. While gross sales were quite robust at $32.42 billion, net flows were tepid totaling just $390 million.  This weakness was especially concentrated in our Institutional Investment channel and is largely the result of the loss of $6 billion in low-fee priced index mandates.  Retail net flows were essentially zero as continued strength in U.S. mutual funds was offset by non-U.S. fund net redemptions, an apparent reaction to the uncertainty caused by the subprime crisis.  Retail flows were also adversely affected by previously-announced increased investment minimums on certain separately managed account services that were implemented early in the quarter.  In contrast, our Private Client channel had another solid quarter, with more than $2.4 billion in net inflows.

Changes in assets under management by channel for the trailing 12 month period are shown on display seven.  Total AUM increased by 23%, or $153.5 billion, with market appreciation accounting for more than three-quarters of the increase.  Net inflows of $33.8 billion translate to an organic growth rate of just over 5%, as a weak third quarter negatively impacted this metric.  However, adjusting net inflows for the $6 billion in index terminations would have resulted in an organic growth rate of 6%.  Institutional Investments accounted for over 40% of total inflows with both Retail and Private Client each contributing just under 30%.  Notably, our Private Client channel delivered the highest organic growth rate for this time at nearly 11%.

Display eight summarizes the changes in AUM by investment service for the three months ended September, 2007.  Our Value Equity services continue to generate the lion’s share of net inflows at $7.53 billion for the quarter, while Fixed Income had net inflows of $1.1 billion.  Growth Equity services had net outflows of $1.8 billion, but recent strong performance added $11.4 billion to AUM.

The story is quite similar when studying changes in AUM by investment service over the previous 12 months, as you can see on display nine.  Again, Value Equity services led the way with $35.3 billion in net inflows, followed by Fixed Income services with $11.8 billion.

I’ll start my discussion of distribution channel highlights for the third quarter with display 10.  Institutional assets rose 2% sequentially, as strong market appreciation was partially offset by the net outflows I discussed earlier.  Despite these net outflows, over 100 institutional mandates were funded during the quarter.  This channel generated more than $18 billion of AUM from new accounts, with Value and Blend services accounting for 80% of that total. From a geographic perspective, Global and International services compromised approximately 86% of these new assets, a continuing trend.  Lastly, while our pipeline of won but unfunded Institutional mandates fell somewhat, we expect net inflows to improve in 2008 due in part to our growing momentum in the defined contribution market.

Turning to display 11, you will see that our Retail channel had a relatively quiet quarter, with asset under management up $4 billion, or just 2%, as net flows were inconsequential.  This quarter, we’re introducing a new phrase to you on this display. “Investment Strategies for Life” captures the three most important services that we provide to Retail clients and represent the best thinking of the firm for these clients.  These services are Wealth Strategies, CollegeBound funds and Retirement Strategies, which are our target-date solutions for smaller defined contribution plans.  This suite of services continued to build momentum from an asset gathering and recognition perspective during the quarter.  Wealth Strategies added $1 billion in assets and Retirement Strategies reached the $1 billion milestone.  As for recognition, in a just recently-completed survey by PlanAdvisor magazine, AllianceBernstein’s Retirement Strategies suite of target date-funds received more citations as best in class than any other firm in the industry.  Also, our CollegeBound 529 offering was, once again, ranked number one in the nation by SavingForCollege.com, and with $8.5 billion in AUM is the second largest state-sponsored plan in the nation.

2 This figure has been corrected.
3 This figure has been corrected.

Highlights of our Private Client channel are shown on display 12.  Strong net inflows and market appreciation contributed equally to the 3% sequential growth in assets for the quarter.  For the trailing 12 month period, both gross and net inflows set firm records of $18.3 billion and $9.54 billion respectively, contributing to an outstanding 26% year-over-year growth rate, and we anticipate continued robust growth in this channel. We added 24 financial advisors to our staff this quarter to support these growing assets and now employ 341 financial advisors in the U.S. and U.K., a 17% increase versus the end of September 2006.

Highlights for Institutional Research Services are shown on display 13.  Year-over-year revenue growth of 18%, driven by double-digit growth in our European office, resulted in a record quarter for our sell side business.  We continue to expand our research platform, having launched coverage of the Southern European banking sector, and maintain a robust global pipeline of future coverage launches.  As I’m sure many of you are aware, Institutional Investor released their latest U.S. poll just last week and I’m proud to say that our firm had another excellent year.  In fact, this year’s number seven ranking was the highest in the history of the firm.  For the fourth consecutive year, we placed in the Top Ten in II’s league table.  Also, 95% of our analysts publishing at the start of the year were recognized, including six analysts voted number one in their sector.

The next three slides offer details on some very important characteristics of our assets under management.

Display 14 looks at two aspects of our AUM from a geographic perspective. The pie charts on the left show that 39% of our AUM is currently managed on behalf of clients who reside outside the United States compared to 34% a year ago.  During the last 12 months, assets from these clients grew by 39% to $315 billion.  You’ll note that this growth rate far outpaces the 23% growth in total AUM, and accounted for nearly 58% of total AUM growth.

Year-over-year growth in Global and International investment services tells an even more compelling story. As shown by the pie charts to the right of the display, growth in these services was 46%, double the firm’s total AUM growth rate.  Assets in these services accounted for 60% of our total at the end of September, up from 51% at the end of third quarter ’06.  Said another way, U.S.-centric services grew by just $1 billion since last year, so Global and International investment services represented more than 99% of the firm’s growth in total assets under management over the last 12 months.

We’ve been discussing the trend towards global and international investing for some time now. We believe that the pace of this trend will not be abating any time soon, and anticipate continued success in this arena. Furthermore, this mix shift added 400 basis points to our revenue growth during the last 12 months.

Details of our successful Blend Strategies services are provided on display 15.  Our Blend Strategies services totaled $173 billion at quarter-end and increased 48% year-over-year.  These services accounted for 21% of our total assets under management at September 30, 2007, up from just under 18% last year.

Evidence of the disappointing Hedge Fund performance we referenced in today’s press release is shown on display 16.  For the first time in several years, our Hedge Fund assets fell sequentially, down 5% to $10 billion at the end of the third quarter.  The drop in AUM was the result of disappointing performance in our diversified services, which more than offset single-digit organic growth during the quarter.  As indicated by their name, our diversified Hedge Fund services seek to generate returns from multiple uncorrelated sources.  As such, you should not compare their performance with any single investment strategy.  Despite disappointing performance during the third quarter, our Hedge Fund assets have increased by 38% year-to-date.  Disappointing performance aside, I’d like to point out that we have not established materially high watermark issues in our diversified services, as our year-to-date absolute performance is in the mid-single digit loss range or better in virtually all of these services.

Now, I’ll begin my discussion of our financial results beginning with revenues on display 17.

 Net revenues for the quarter were approximately $1.2 billion, a 23% increase versus the third quarter of 2006 and our fourth consecutive quarter in which net revenues exceeded $1 billion.  Advisory fees grew by 28% and accounted for 88% of this growth.

4 This figure has been corrected.

Record revenues from Institutional Research Services were driven by exceptional strength in Europe, while Other Revenues fell 15% due to lower mark-to-market gains on deferred compensation investments, including hedge funds.

On display 18, you can see that the 28% growth in advisory fees was attributable to a 28% increase in base fees.  Base fees grew as a result of higher AUM, with all three channels posting greater than 20% year-over-year increases in revenue.  In addition, the growth of Global and International investment services in our Institutional Investments channel generated higher average fee realization rates.  The firm’s average AUM growth rate of 24% translates into a 28% increase in fee revenue owing to the aforementioned mix improvement.

Turning to operating expenses, display 19 shows that total expenses grew by 16%, or 700 basis points less than the increase in Net Revenue.  I’ll come back to Employee Compensation and Benefits in a moment, but for now, let’s drop down to Promotion and Services expenses, which increased by 17%, primarily due to higher distribution plan payments as retail AUM grew by 23% year-over-year.  Higher travel expenses also contributed to this increase, as our client base and operational footprint continue to become increasingly global.

Moving down this display, you can see that General and Administrative expenses increased by only 9% to $145 million in the third quarter and marks the second consecutive quarter where G&A expenses grew by less than 10% versus the prior year quarter.  The increase in this expense item continues to derive from our ongoing investment in office space and technology to support the growth of our global operations.

Now, let’s turn to display 20 for a granular look at Employee Compensation and Benefits.  Here you can see that Employee Comp and Benefit expense rose 19% to $447 million.  Base Compensation is up 15% versus last year, driven primarily by a 15% increase in headcount and our annual merit increases.  At the end of September 2007, our firm employed more than 5,400 people across 25 countries.

Incentive Compensation increased 19% year-over-year, primarily due to higher accruals for estimated year-end bonuses and higher deferred compensation expense in our deferred compensation plans.

On display 21, you’ll see that net income for the operating partnership grew by 38% versus the third quarter of 2006.  Importantly, operating margin expanded to 32.9%, more than 400 basis points higher than 3Q06 and 190 basis points higher than the second quarter of 2007.

I would also like to point out a continuing trend that is evidenced on this display.  Some quick math will tell you that we had an effective tax rate north of 9% in the third quarter of 2007 versus 7% in the third quarter of 2006.  As I mentioned previously, our effective income tax rate increases when our non-U.S. business grows faster than our U.S.-based business.

On display 22, you can see that Holding company’s share of AllianceBernstein’s $348 million third quarter 2007 earnings was $115 million, versus $82 million in the same quarter last year, resulting in Net Income after taxes of $105 million, or 42% greater than in the third quarter of 2006.  Diluted Net Income and Distributions Per Unit of $1.20 represent a 38% increase versus the prior quarter, which is slightly lower than the growth of Net Income due to an increase in fully diluted units outstanding related to employee option exercises.

I’ll wrap up my comments by highlighting the more important 3Q07 developments listed on display 23.  Our Growth services performed exceptionally well against their respective benchmarks, while our Value services generally underperformed.  Hedge Fund assets declined for the first time in several years, as disappointing performance in our diversified services more than offset net inflows into hedge funds.  Organic growth slowed, as quite strong Private Client net inflows were offset by Institutional net outflows.  Our global reach, both in terms of client-domicile and geographic scope of our investment services, continued to increase, as assets associated with Global and International services and non-U.S. clients once again grew at faster rates that total AUM.

Third quarter financial results were outstanding with 23% growth in Revenues, 38% growth in Net Income and operating margin expansion of 400 basis points to 32.9%.

Finally, due to a significant decrease in previously forecasted hedge fund performance fees for the fourth quarter of 2007 we are lowering previous earnings guidance for the full year of 2007 from a range of $4.90 per unit to $5.25 per unit, to $4.50 to $4.80.  This estimate is based on net asset inflows continuing at levels similar to the third quarter of 2007, adjusting for the $6 billion in index mandate losses, and assumes equity and fixed income market returns at annual rates of 8% and 5%, respectively, for the fourth quarter.

Let me remind you that our earnings are subject to considerable uncertainty including, but not limited to, capital market volatility, which can be amplified by the increase in assets under management subject to performance fee arrangements.

As we near the end of 2007, a year that is shaping up to be another successful one, I want to stress that our success as a firm derives from our ability to provide world-class service and generate superior investment returns for our clients.  Our staff’s continued focus on the best interest of all of our clients is the means to this continued success which in turn, of course, translates into success for all of our stakeholders.

And now, Lew and I are available for your questions.

OPERATOR:  Thank you.  If you would like to pose a question during this time, please press star then the number one on your telephone keypad.  If you would like to withdraw your question, please press the pound key.  Management has requested that you please limit your initial questions to two, in order to provide all callers an opportunity to ask questions.  We welcome you to return to the queue to ask follow-up questions.  It is AllianceBernstein’s practice to take all questions in the order in which they are received and to empty the queue before ending the call.

Thank you.  Our first question is coming from Bill Katz of Buckingham Research, please go ahead.

BILL KATZ:  OK.  Thank you and good afternoon.  I was just wondering if you could talk a little bit about flows. The first question is on the Institutional side. If you look more broadly than just this one quarter, it seems like the organic growth and the absolute level of flows continue to decelerate.  And I’m curious how much of that reflects the macro backdrop versus, perhaps, starting to reach an upper limit on the defined benefit business?  That’s my first question.

LEW SANDERS: Hi, Bill.  It’s Lew Sanders.

BILL KATZ:  Hello.

LEW SANDERS:  I think both have contributed.  You know, it’s very difficult to have an accurate attribution, when you try to decompose flows.  The changes that you cite are evident, but they’re fairly subtle.  And I think if there was any noteworthy feature of the marketplace, certainly in the U.S., it is the shift in emphasis from DB to DC.  And as you know, we have a comprehensive effort to build our presence in the DC arena and we are enthusiastic about our prospects, as noted in Jerry’s remarks, as well as mine in the press release. We are gaining traction and we do anticipate that it will begin to reflect itself more meaningfully in flows in 2008.

BILL KATZ:  OK.  And the other question also centers on flows for now, and then I’ll hop back in the queue. On the Private Client side, one area of tremendous growth has been in the alternative product line.  Just sort of curious, if the recent volatility of performance here dents that growth on a go-forward basis.

LEW SANDERS:  Bill, you know, possibly.  But I think that you need to understand, I think you do, but let me reiterate that our Private Client offering is rarely a point-product relationship with a client.  It can take that form but that would be unusual.  Instead, the alternatives are part of many services that clients engage with us for as part of the broad plan.  The alternatives tend not to be a major part of that plan, just because of their very character.  And as a result, I wouldn’t anticipate a very significant reduction in flows related to a one-quarter perturbation in return.  That there will be some slowing is certainly possible, but I think if you see it in this broader context, you’ll frame it more appropriately.

BILL KATZ:  OK.  Thanks.  And I’ll hop back in the queue.

OPERATOR:  Thank you.  Our next question is coming from Cynthia Mayer of Merrill Lynch.

CYNTHIA MAYER:  Hi.  Good afternoon.  I was interested in the retail dynamics.  It sounded like the non-U.S. clients took out money and I’m wondering if you’ve seen the dynamic before or if you’re seeing it come back at all.

JERRY LIEBERMAN: Cynthia, we’re particularly strong outside the U.S in our Fixed Income services and with all of the turmoil that took place in the quarter, the gross flows were impacted by that, as well as the net flows.  And we don’t expect that to be a longtime developing issue.  We expect that to come back as soon as there’s a little bit less uncertainty overseas in this arena.

LEW SANDERS:  Although the timing, of course, of that recovery is unpredictable, Cynthia.  What gives us some confidence is that our Global Fixed Income services are actually performing quite well.

CYNTHIA MAYER: Can you give us any sense of what you’re seeing in this quarter?  Because it sounds like, in terms of your guidance, you’re assuming basically no flows in 4Q.

LEW SANDERS:  That is the assumption.  We will see how the quarter unfolds.

OPERATOR:  Thank you.  Our next question is coming from Mark Irizarry of Goldman Sachs, please go ahead.

MARK IRIZARRY:  Great, thanks.  Lew, this is a question for you on hedge funds, just in terms of them having multiple uncorrelated strategies. Obviously it looks like the diversified strategies maybe proved to be less so during the quarter.  I guess, it’s a two fold question.  One, can you just dig into a little more what happened?  And then also, your plans to market that performance to institutions, where those stand?   Thanks.

LEW SANDERS:  Well, I think you are aware by the way you posed the question that alpha sources that have a history of low and no correlation actually were, in many cases, highly correlated in the third quarter.  And there was some of that in our return profile as well.

On part B, we are indeed active in building a presence institutionally with the services and remain optimistic about our potential, third quarter results not withstanding. By comparison to the fund community more broadly, and within the context of the history of these services, the third quarter, in our judgment, is unlikely to pose a very serious impediment to our success institutionally.

OPERATOR:  Thank you.  Moving on to the next question, it’s coming from Craig Siegenthaler of Credit Suisse, please go ahead.

CRAIG SIEGENTHALER:  Hi, thanks.  Just a question on target date funds, I’m wondering, when you pointed to that on slide 11, how this business is directly going to benefit from the recent ruling from the Department of Labor and how you think this could trend through the next years.

JERRY LIEBERMAN:  Yes, it’s a tremendous benefit, and it creates a safe haven for companies to do what’s right for their employees.  We think it’s going to create a real opportunity for us, one that heretofore was hard for us to take advantage of.  So the timing is right for us.  We came up with what we think are great target date services.  We think we have a great story to tell in regards to how the firm can help improve 401k programs.  And we think this is a great benefit for our clients, for their employees and for us.

CRAIG SIEGENTHALER:  Got it.  And then on the roughly $0.40 revision to guidance, all of that coming from hedge fund performance fees, I’m just wondering, can you give us a target of how much EPS in ’07 is roughly coming from performance fees so we can estimate how you trend in ’08 and see what a core number is on that basis?

LEW SANDERS:  You know, we don’t have that number at our fingertips, but it’s easy for you to compute.

CRAIG SIEGENTHALER:  How is that?

LEW SANDERS:  Well, the numbers are completely disclosed for last year and we’ve given you enough color about this year for you to judge what are our expectations actually are, uncertain as they remain, I must emphasize, given that the year is not over.  And as Jerry noted, and as the press release stresses, the earnings still remain sensitive to capital market returns and our performance relative thereto.

CRAIG SIEGENTHALER:  Got it.  Thanks a lot.

OPERATOR:  Thank you.  Our next question is coming from Robert Lee of KBW, please go ahead.

ROBERT LEE:  Thank you, good afternoon.  First question is on the margin. As you noted, a pretty substantial margin improvement, is there any reason that we shouldn’t expect that this is a sustainable rate going forward?  And how do you feel about your ability to improve margins, assuming you have some decent top line growth going into 2008?

JERRY LIEBERMAN:  Well, we work hard to manage the margins in a thoughtful way.  We certainly aren’t anticipating an increase in margins going forward like we’re showing right now.  But we worked hard on the G&A line, that helps a little bit, and growing the revenues obviously helps a little bit, so I think we can sustain where we are and improve it.  But I think, I’ve mentioned on this call before, we don’t look for our firm to end up with specific margin numbers.  We’re not heading in that direction.  And we don’t manage to get there.

ROBERT LEE:  OK.

JERRY LIEBERMAN:  Does that help?

ROBERT LEE:  Yes, it does.  And the second question is on the Fixed Income business. You noted, year-to-date, that business had picked up and I think you mentioned you had some pretty good numbers in your Global Fixed Income strategies.  Can you give us some more color on how you see that business progressing? Flows were a little bit below where they had been running. Are you pretty optimistic about that heading into 2008?

LEW SANDERS:  Yes, we remain optimistic for the reasons you cited.

JERRY LIEBERMAN:  Yes, Bob. The third quarter had the negative numbers in our Retail channel for Fixed Income but we like the performance numbers.  We like what we’ve done in these investment services.  We like the reception that we’ve seen in clients in this space.  So we’re optimistic about our Fixed Income services.

LEW SANDERS:  And you know, you have to see the Institutional Fixed Income business as having evolved from performance against the benchmark to relationships that are predicated on meeting unique client objectives, often using cash as well as synthetics and mandate designs that aren’t standardized.

And so, our success in this domain rests, as well, on these capabilities to actually compete well for the mandates of that character, which increasingly characterize the competitive setting, especially outside the United States.

ROBERT LEE:  OK.  Thank you.

OPERATOR:  Thank you.  Our next question is a follow-up from Bill Katz with Buckingham Research, please go ahead.

BILL KATZ:  OK.  Thanks again.  Jerry, can you just go back where you were talking about the high watermark issue, I just want to make sure I understand that.  As you look at next year, is it a reset to the calendar date?  Or is it based on rolling returns?  I’m trying to get a better handle on sort of the leverage into next year.

LEW SANDERS:  Jerry’s point was to stress that as things now stand, there are not material high watermarks that we have to overcome before the diversified services would be in a position to earn performance fees.  There are some, but they’re not really material.  And it’s not calendar-date based. It’s rolling.  You should also understand that there are hedge funds in the line that have fairly strong positive returns year-to-date and are earning meaningful performance fees.

BILL KATZ :  And the other question, in terms of the operating leverage, if I recall correctly, you were accruing compensation against a certain level of anticipated performance fees.  How much, if any, of the operating leverage this quarter reflects any kind of reversal of those compensation accruals?

JERRY LIEBERMAN:  There’s some in there, Bill and you can figure this out yourself by looking at what we’ve now put into comp for the nine months versus the compensation versus where we were before. And there was indeed a year-to-date update on that number in the quarter.  So that’s a good catch.

BILL KATZ:  If I could just ask one more. Just curious, given the robust growth in Value, and what seems to be a more decisive shift to Growth in the industry, I’m sort of surprised you’re not seeing a more robust shift into Growth as some of your competitors are.  And do you think that the ultimate outcome here is a flattening of flows, given a slowdown in Value offset by increasing Growth?

LEW SANDERS:  Look, this is actually a fairly immature phenomenon, Bill. It’s really less than two quarters.  And so, if one were to extrapolate these conditions, I think you make a prediction that Value flows would slow some, Growth flows would accelerate.  And we would anticipate participating on both parts of that equation.

Remember too however, that it will be muted in our case because of style blends, which is a growing part of the mix and where this is moot.  Indeed, that is its principle attribute.

BILL KATZ :  Good point.  OK, thank you.

OPERATOR:  Thank you.

JERRY LIEBERMAN:  Just to expand a little bit on that last comment that Lew made. Its principal attribute, this will further show clients why that is a great solution.  And the coming together of these services represents a great solution set for our clients.

OPERATOR:  Thank you.  Our next question is a follow-up from Cynthia Mayer of Merrill Lynch, please go ahead.

CYNTHIA MAYER:  Hi.  Just a follow-up on the high watermark issue.  Can you give us a sense of the historic returns of the diversified services so we can get a sense of how easy it would be to overcome a mid single digit deficit?

LEW SANDERS:  Well, Cynthia, naturally, we can’t do that easily on a telephone call.  But let me summarize it by saying that the return profile for those services in the third quarter was not statistically provocative, which is to say that, within the range of predictions one would make, given the character of those services, an outcome like the third quarter, which was negative, would not have been highly unusual.  It wouldn’t have great frequency, but it would not be highly unusual.

There is a rough symmetry to the distribution of returns so that quarters that proved as hostile as the third quarter have corresponding quarters that are highly favorable but unpredictable in their appearance.  So, therefore, rendering a forecast as to when there might be a recovery, and will it have similar magnitude, isn’t really possible.  The message I’m trying to leave is there isn’t anything about the third quarter return that would make you feel that our expectation for returns in these services need to be adjusted.

CYNTHIA MAYER:  OK.  And since it sounds like the hedge funds, a lot of them reside in private client and some of the hedge funds are doing well, would you expect, rather than outflows across the hedge funds as a group, to see money transfer from one to the other?

LEW SANDERS:  No.  I wouldn’t anticipate that at all. Again, I want to stress that the hedge funds and private clients, for the most part, there are exceptions to this, but for the most part, are a part of a well crafted investment plan which employed multiple strategies, not just hedge funds.  The ones that are selected, are selected because they fit well given the other asset exposures those clients have with us, and perhaps even outside of us.  And disturbing those allocations because of a three month period of disappointing returns would be inappropriate, to say the least.

So, I don't think you should anticipate anything like that.  You just have to see this in the context in which it resides.  It’s different than hedge funds that are stand-alones and point-product solutions from the perspective of their client.

JERRY LIEBERMAN:  Cynthia.

CYNTHIA MAYER:  Yes.

JERRY LIEBERMAN:  Thinking about our flows going forward and the assumption that we’ve made, there’s nothing in there for significant outflows of hedge funds.

LEW SANDERS:  We don't anticipate that.  It’s conceivable that, as I mentioned earlier, the flows could slow somewhat in the immediate period, it’s possible.  It’s also possible that our progress institutionally could be restrained a bit.  It wouldn’t be surprising.  But, I don’t think that you should judge that. Our interest in success in this area is not going to be substantively changed as a function of this one quarter results.  I want to stress again, these funds, the weakest of them are down mid single digits.  And a number are up, actually, two, pretty substantially.  So you just have to keep this in context.

CYNTHIA MAYER:  OK.  Guys, one more question.

JERRY LIEBERMAN:  Sure.

CYNTHIA MAYER:  It sounds like you’re a little bit cautious on DB for next year and hopeful on DC, and I’m just wondering if you’re thinking in terms of the dimensions of those two as one being large enough for DC making up for a slow down in DB in terms of either dollars of AUM or the earnings they bring to the firm.  Do you expect it to be enough to replace a slowdown in DB?

LEW SANDERS:  Well, first of all, I don’t want to leave you with a forecast that we’re anticipating a slow down in DB.  We actually didn’t provide any such forecast.  We simply noted that, in response, I think it was to Bill’s question, that the slowdown that’s occurred could be explained by the setting in the DB marketplace in the U.S. and the emerging vibrancy of the DC arena, which is actually a new phenomena for this firm.

But I don’t want to leave you with the impression that we think our global DB business in ’08 is going to slow. We are not offering that forecast one way or the other.

CYNTHIA MAYER:  OK.

JERRY LIEBERMAN: Slowing of the DB in the U.S. offsetting increasing performance in regards to us collecting funds on the DC in U.S. We don’t look for any surprises in what may happen overseas outside the U.S.

CYNTHIA MAYER:  OK.

LEW SANDERS:  Also, when you think about institutional flows, remember that we’re talking about many kinds of relationships that are outside of the pension arena.  You have the emerging …

JERRY LIEBERMAN:  Sovereign wealth.

LEW SANDERS:  Sovereign wealth funds.  You have any number of government -sponsored funds.  Some have retirement dates, actually many are where the DC encroachment isn’t an issue at all.  If you look at our institutional business, you’ll notice that 50 percent of the assets are from clients domiciled outside of the United States, which is why I don’t think you should draw conclusions about flows as to say well gee, the DB U.S. marketplace is migrating rapidly to DC and doesn’t that therefore, mean your growth rate will slow

CYNTHIA MAYER:  Right.  I understand.  DB is a pocket within a large institutional channel.

LEW SANDERS:  Well put.  More succinct than I.

OPERATOR:  Thank you.  There appear to be no further questions at this time.  I’d like to turn the floor back over to Phil Talamo for any closing remarks.

PHILIP TALAMO:  I want to thank everyone for participating in our call.  As always, feel free to call the investor relations team with any further questions.  Enjoy the rest of your evening.

OPERATOR:  Thank you.  This concludes today’s conference. You may now disconnect.

END